AEQUITAS LOAN AGREEMENT

THIS AEQUITAS LOAN AGREEMENT dated as of November 30, 2007 is by and between Capital Growth Systems, Inc., a Florida corporation (“Company”), Aequitas Capital Management, Inc. (“Aequitas”).

RECITALS:

A. Company (together with its wholly owned subsidiaries—together with Company, collectively referred to as the “Debtors,”) has entered into a Note Purchase Agreement dated as of January 12, 2007, as amended by first amendment (“First Amendment”) dated as of June 5, 2007, and as may be hereafter amended from time to time (the “Note Purchase Agreement”), calling for the issuance of up to $10,000,000 of original principal amount of promissory notes (the “Notes”), with warrant coverage to be issued by the Company (based upon warrants to purchase 200,000 shares of Common Stock of Company for each $100,000 of Notes issued as of the date of the First Amendment (and 150,000 shares of Common Stock prior to that date); the warrants issuable pursuant to the Note Purchase Agreement are hereinafter referred to as the “Warrants.”

B. Aequitas is willing to fund or cause to be funded not less than $1,000,000 of Notes, nor more than $2,000,000 of Notes, subject to the Company entering into the agreements and undertakings set forth below.

NOW, THEREFORE, in consideration of the foregoing, and for the covenants and agreements contained herein, the parties hereto agree as follows:

1. Recitals, Consent. The recitals set forth above are incorporated by reference herein and made a part herewith as if fully rewritten.

2. Loan to Credit Parties. Simultaneously with the execution of this Agreement, Aequitas agrees to execute and/or cause one or more of its designees (collectively, the “Aequitas Purchasers”) to execute the Note Purchase Agreement (and exhibits thereto) to subscribe for and fund not less than $1,000,000 nor more than $2,000,000 of Notes (or such other greater amount as is mutually agreeable to the Company and Aequitas), subject to the remaining terms of this Section 2. The outside date for purchase of the Notes shall be December 15, 2007 unless mutually agreed by the parties to be extended (the “Outside Date”). The initial funding pursuant to this Agreement shall be subject to satisfaction or waiver to the conditions precedent to funding in favor of Aequitas as set forth in the November 6, 2007 Term Sheet between the parties. Notwithstanding the terms of the Note Purchase Agreement, the following shall supersede any inconsistencies with the terms of the Note Purchase Agreement and the instruments and ancillary agreements associated therewith: (i) the warrants to be issued to the Aequitas Purchasers (“Warrants”) shall be for a five year term expiring December 31, 2012 and the weighted average antidilution price shall be adjusted to account for all issuances to date of Common Stock and warrants exercisable for Common Stock at $0.15 per share; for the avoidance of doubt, assuming the issuance of the amounts of Common Stock and warrants to purchase common stock at $0.15 per share as set forth on Exhibit A, then the exercise price of the Warrants shall be as set forth in Exhibit A (subject to further adjustment based upon actual amounts of stock and warrants issued, including any subsequent issuances) ; (ii) the Note Administration and Security Agreement among the existing holders of Notes and the Debtors shall be amended as of the date of the initial Note Purchase contemplated hereunder to add Aequitas and the Aequitas Purchasers as of the initial closing in the form attached as Exhibit B; and (iii) the Company’s obligation to file a registration statement to register the shares of Common Stock underlying the Warrants and Notes (“Underlying Shares”) shall be thirty (30) days from such date as counsel for the Company reasonably determines that it is more likely than not that the Securities & Exchange Commission shall permit the registration of the Underlying Shares after giving due effect to its application of Rule 415 with respect to the registration obligations of the Company with respect to previously issued securities; and (iv) the Aequitas Purchasers shall have the right to purchase at $0.15 per share up to $600,000 of Common Stock through the Outside Date, pro rated based upon the percentage of $2,000,000 of loans funded by them (ie $0.30 of Common Stock for each $1.00 of loan funded).

3. Transaction Fees. Effective as of the initial closing of the Note purchase contemplated hereunder, the Company shall pay Aequitas a transaction fee of $100,000, and the Company further agrees to reimburse Aequitas for all expenses incurred by them in connection with the transactions contemplated herein, including without limited to reasonable attorneys fees (including in house counsel), asset appraisals, travel costs, lien search fees, and other associated costs, estimated not to exceed $25,000. Any one of the following shall constitute an Event of Default hereunder:

In the event Aequitas is ready, willing and able to consummate the initial closing of the transactions contemplated herein and the Company fails to do so due to entering into a competing transaction other than any financings currently contemplated by the parties (including those that may be contemplated with third parties), then the Company shall pay to Aequitas a break up fee equal to: (i) $75,000 in cash; and (ii) the grant of an option to acquire 125,000 share of Common Stock at $0.01 per share, effective as of the closing of the competing transaction.

4. Investor Rights. For so long as any of the Notes issued to an Aequitas Purchaser remains outstanding, the Company grants to Aequitas or its designee the following rights:

(a) The Company will provide Aequitas with quarterly unaudited financial reports (balance sheet, income statement and statement of cash flows) within forty-five (45) days following the close of each calendar quarter and with annual audited financial statements within the time frames required by the SEC.

(b) The Company will provide Aequitas with monthly financial reporting within fifteen (15) days (provided that in 2007 this can be within thirty (30) days) of the close of each monthly period including: (i) profit and loss statement; (ii) balance sheet; (iii) statement of cash flows; (iv) rolling twelve (12) month financial forecast; (v) rolling twelve (12) week cash flow forecast; (vi) sales pipeline; and (vii) summary accounts payable and accounts receivable agings.

(c) At any time requested by Aequitas, the Company will furnish any additional information regarding the Company’s financial condition and business operations that Aequitas reasonably requests.

(d) The Company will be responsible for maintaining in force, for so long as any of the Notes remain outstanding, property and liability insurance in amounts and coverage reasonably satisfactory to Aequitas.

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(e) An individual designated by Aequitas shall have board observation rights, including the right to attend (in person or by teleconference) all board of director meetings and all board of director committee meetings of the Company and of each of its subsidiaries. The Company agrees to provide to provide to Aequitas copies of the notices for all such meetings at the same time as such notices are first delivered to its applicable board and/or committee members, as well as copies of all financial statements, correspondence and any other materials as shall be provided to directors, including oral information, subject to the right to withhold any information that is subject to attorney client privilege to the extent the Company in good faith determines that such disclosure could terminate or waive the privilege regarding such oral or written communication.

5. Notices. All notices required or permitted to be given hereunder shall be given in writing and may be delivered personally or by courier to the person to whom it is authorized to be given, or sent by registered or certified mail, postage paid, return receipt requested, addressed as follows (or such other address as the party entitled to notice shall provide to the other parties hereto from time to time):

To Company	c/o Capital Growth Systems, Inc. Attention: Patrick Shutt, CEO 125 South Wacker Drive - Suite 300 Chicago, IL 60606

To Aequitas:	Aequitas Capital Management, Inc. 5300 Meadows Road - Suite 400 Lake Oswego, OR 97035

6. General.

(a) No delay on the part of Aequitas on behalf of itself or any of the Aequitas Purchasers in the exercise of any rights or remedies shall operate as a waiver thereof, and no single or partial exercise by Holder of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

(b) This Agreement shall remain in full force and effect until the payment in full of the Notes by Aequitas Purchasers or the conversion of the Notes into equity by each Aequitas Purchaser. This Agreement has been delivered at Chicago, Illinois, and shall be construed in accordance with and governed by the internal laws of the State of Illinois. Any dispute with respect to this Agreement shall be litigated in the state or federal courts situated in Cook County, Illinois to which jurisdiction and venue all parties consent, and shall be adjudicated by bench trial, with all parties waiving their right to trial by jury. The rights and privileges of the parties hereunder shall inure to the benefit of their respective successors and assigns.

(c) This Agreement and the previously executed November 6, 2007 Term Sheet contains the entire agreement among the parties hereto with respect to the matters set forth herein, provided that this Agreement shall supersede any inconsistencies with the terms of the Term Sheet. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

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(d) This Agreement may be executed in any number of counterparts and by the different parties hereto and on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and the year first above written.

COMPANY:	AEQUITAS:

Capital Growth Systems, Inc.	Aequitas Capital Management, Inc.

By:	By:
Its:	Robert Jesenik, Chief Executive Officer

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EXHIBIT A

ANTI-DILUTION SCENARIOS

EXHIBIT A

Anti-Dilution Scenarios based on new equity and warrants at $.15
Calculation for $.45 exercise price warrants

Anti-Dilution Formula:	W+X
	Y+Z

Current Shares Outstanding:		78,257,475	(Y	)
Original Offering Share Price:		$0.45
Valuation based on Offering Price:		$35,215,864	(W	)

Cash received from new equity at $.15		$5,147,459			Warrant exercise plus new subscriptions
Value of warrants issued at $.15		$300,000			3,500,000 warrants to Hilco
		$5,972,459	(X	)

Share Equivalent		39,816,393	(Z	)

Weighted Avg Anti-Dilution Price:		$0.35

This is the current estimate on the new equity coming in from both warrants and the subscription.   Actual antidilution amount will vary based upon final amount of Common Stock purchases at $0.15 per share, warrants issued with $0.15 per share exercise price and any subsequent issuances of Common Stock or options, warrants or other rights to acquire Common Stock at a price per share below the Weighted Average Anti-Dilution Price.

EXHIBIT B

AMENDED AND RESTATED NOTE ADMINISTRATION
AND SECURITY AGREEMENT

EXHIBIT B

AMENDED AND RESTATED CGSI 2-YEAR TERM NOTE ADMINISTRATION AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED CGSI 2-YEAR TERM NOTE ADMINISTRATION AND SECURITY AGREEMENT is dated as of November 12, 2007 and amends and restates in its entirety the form of Note Administration and Security Agreement dated as of January 11, 2007, by and among Capital Growth Systems, Inc., a Florida corporation (“Company”), 20/20 Technologies, Inc., a Delaware corporation (“2020, Inc.”), 20/20 Technologies I, LLC, a Delaware limited liability company (“2020 LLC”), Magenta NetLogic, Limited, a corporation formed under the laws of England (“Magenta”), Frontrunner Network Systems Corporation, a Delaware corporation (“Frontrunner”), CentrePath, Inc., a Delaware corporation (“CentrePath”) and Global Capacity Group, Inc., a Texas corporation (“Global”—together with 2020, Inc., 20/20, LLC, Magenta, Frontrunner and CentrePath—hereinafter collectively referred to as the “Credit Parties” and the Credit Parties together with Company are hereinafter collectively referred to as “Debtors” and each individually referred to as a “Debtor”), CGSI Term Note Servicer, Inc., an Illinois corporation (“ Old Servicer”), Aequitas Capital Management, Inc. (“Servicer”) and each holder of a CGSI Term Note (each a “Note” and collectively, the “Notes,” and the holder of each Note being a “Holder” and collectively, the “Holders”) issued pursuant to the form of CGSI 2-Year Term Note Purchase Agreement dated as of January 12, 2007 (“Purchase Agreement”) among Debtors and the purchasers executing counterpart copies thereof, as amended through the date hereof.

RECITALS:

A. Credit Parties are in need of term note financing to be funded by the Holders to Company on behalf of itself and the Credit Parties, in accordance with the terms of the Purchase Agreement, the proceeds of which will be used by Company (or to the extent previously funded and evidenced by existing promissory notes which have been assigned to the Company as part of the Purchase Agreement, with an assignment to the Holders of the rights securing the Notes) to fund the working capital needs of Credit Parties. The obligations of Debtors with respect to the Purchase Agreement are collectively referred to as the “Obligations,” which shall be secured by the security interest granted herein in the assets of the Credit Parties. On January 19, 2007 the Credit Parties funded the initial funding of a senior credit facility with Hilco Finance, LLC as administrative agent for itself and others who may participate with it and their respective assigns (“Hilco”), to be evidenced by a form of credit agreement, which as amended by first amendment through the date hereof, and as may hereafter be amended (“Credit Agreement”), includes a subordination agreement executed by each of the Holders (the “Hilco Subordination Agreement”), to which each of the Holders has consented and is a party. If during the term of the Notes evidencing the Obligations the Holders are required (in the good faith opinion of the Company) to enter into an amendment to the Hilco Subordination Agreement or into a new subordination agreement with one or more persons or entities providing or proposing to provide the primary senior secured financing to the Company, each such amended or new subordination agreement so proposed is referred to herein as a “Subordination Agreement,” with the senior lender(s) providing such financing being hereinafter sometimes referred to each as a “Senior Lender”).

B. The parties desire to enter into this Agreement to set forth the terms and conditions governing the Obligations and related transactions (the “Transactions”), and further to confirm acknowledgment that the Notes shall be secured by substantially the same Collateral, and be subject to administration as provided by the Servicer on behalf of all of the Holders (as substitute servicer for the Old Servicer which has served in such capacity through the date first set forth above) pro rata in accordance with the Obligations, expressly subject to the Hilco Subordination Agreement. Servicer has been formed to act as collateral agent on behalf of all the Holders as set forth below.

NOW, THEREFORE, in consideration of the foregoing, and for the covenants and agreements contained herein, the parties hereto agree as follows:

1. Recitals, Consent. The recitals set forth above are incorporated by reference herein and made a part herewith as if fully rewritten. All actions taken by Debtors and Servicer through the date hereof are hereby ratified, confirmed and approved.

2. Loan to Credit Parties. Simultaneously with the execution of each counterpart to the Purchase Agreement, the Holder signing such counterpart shall loan or has loaned the sum set forth below Holder’s signature on the signature page thereof for an amount agreed to between that Holder and Company (on behalf of the Credit Parties), and with the sum set forth as to each Holder on the Purchase Agreement constituting that Holder’s “Loan” to the Credit Parties, and all of which are collectively referred to as the “Loans.

3. Grant of Security Interest.

(a) As security for the Obligations, effective as of the original date of this Agreement each Debtor has assigned to the Holders and granted to the Holders a continuing security interest in the following assets, whether now owned or hereafter existing or acquired by any of the Debtors to the extent owned by the Debtor in question (collectively, the “Collateral”): all assets of the Debtor of every nature and kind, including but not limited to its equipment, accounts receivable and contract rights and all proceeds therefrom.

(b) The security interest of each Holder under this Agreement extends to all Collateral of the kind which is the subject of this Agreement. By counterpart execution hereof, each Holder hereby appoints Servicer to act as his, her or its collateral agent with respect to the Collateral called for hereunder and with respect to the enforcement of the rights of the Holders as more fully set forth below, with any such action taken to be taken on behalf of all of the Holders on a pro rata basis based upon the percentage of total Obligations owing to each of the Holders from time to time (the percentage as to each Holder being the Holder’s “Ownership Percentage”). All references herein to “Servicer” shall include the Servicer named above or any successor person or entity appointed by written consent signed by Holders holding a majority of the outstanding unpaid principal with respect to the Notes from time to time (such majority in interest being the “Majority Holders” and each such successor being named by the Majority Holders hereinafter sometimes referred to as a “Successor Servicer”), and in the event the Servicer ceases to serve for any reason and there is no Successor Servicer, then all actions to be taken by Servicer on behalf of the Holders shall be valid if taken at the direction of the Majority Holders, which action shall be binding upon all of the Holders if taken by a duly appointed Servicer, Successor Servicer or the Majority Holders.

(c) Each Debtor hereby authorizes the Servicer on behalf of the Holders to file such Uniform Commercial Code financing statements and such other public or private filings as the Servicer (including a Debenture in the UK with respect to Magenta) deems necessary and proper to: (i) evidence or perfect the Holders’ security interest in the Collateral, including but not limited to, such filings as the Servicer deems necessary and proper to file with the Offices of the Secretary of State of the States of Florida, Delaware and Texas (and the comparable regulatory authority in the UK); (ii) modify the security interest in favor of the Holder, terminate said security interest in whole or part and release the collateral securing the same in whole or part. Each Debtor hereby grants to Servicer (and any executive officer of Servicer, as well as any Successor Servicer as called for hereunder and its executive officers, and the original Old Servicer and its executive officers) an irrevocable power of attorney to execute any of the documents referenced in this Section 3(c) in the name, place and stead of such Debtor, as Holder deems necessary and proper. This power of attorney is irrevocable and coupled with an interest.

4. Debtor Covenants. From and after the date hereof and so long as any amount remains unpaid on any of the Notes, except to the extent compliance in any case or cases is waived in writing by the Holder, each Debtor hereby covenants and agrees with Servicer on behalf of each of the Holders as follows:

(a) Servicer and each Holder or their respective designees shall at all reasonable times have full access to, and the right to audit, check, inspect and make abstracts and copies from such Debtor’s books, records and audits. Servicer, each Holder and their respective designees shall keep all such information obtained from each Debtor and Servicer confidential.

(b) Each Debtor will at any times and from time to time upon request of Servicer take or cause to be taken any action and execute, acknowledge, deliver or record any further documents, opinions, security agreements or other instruments which Servicer in its reasonable discretion deems necessary or appropriate to carry out the purposes of this Agreement and to preserve, protect and perfect the security intended to be created and preserved in the Collateral and to establish, preserve and protect the security interest of Holders in and to the Collateral. The Holders acknowledge that: (i) the security interest in favor of the Debtors is expressly subordinate to the security interest in favor of any senior lender to any of Debtors as evidenced by the Hilco Subordination Agreement and any subsequent Subordination Agreement and (ii) certain of the Debtors have acquired equipment which is subject to one or more financing statements in favor of the original seller of or a financier or lessor of the equipment, where such equipment is subject to a prior lien, all of which shall be deemed to constitute permitted prior liens.

(c) Except as set forth in Section 3(d), above or as otherwise permitted by Servicer or by Holders by written consent of Majority Holders, each Debtor shall not sell, transfer, convey or otherwise dispose of any of the Collateral or any of the assets of Debtors other than: (i) dispositions of inventory in the ordinary course of business or the assets referenced in Section 4(b) immediately above; or (ii) dispositions consented to by any Senior Lender.

(d) The Company will not take any of the following actions without the prior consent of Servicer (which consent may be made either directly by Servicer in its sole discretion) or as approved by holders of a Majority in Interest of the Notes: (i) declare or issue any dividends or make any distributions to its shareholders; (ii) incur indebtedness for borrowed money in excess of: (A) the amounts permitted to be incurred under the Credit Agreement (or as permitted under the “New Credit Agreement” as hereinafter defined) without the consent of the Servicer; (B) up to $10,000,000 in original principal amount of financing pursuant to the Notes; (C) such other outstanding borrowings of the Debtors as of the date hereof (plus additional indebtedness accruing thereunder); and (D) any refinancing of any of the aforesaid borrowings; (iii) funding of capital expenditures in excess of those permitted pursuant to the Credit Agreement (or in excess of those permitted under the New Credit Agreement); and (iv) refinancing of the Credit Agreement with a new credit agreement (or any refinancing of any such substitute credit agreement—collectively, the “New Credit Agreement”), provided that Servicer agrees to not unreasonably withhold its consent to any proposed New Credit Agreement.

5. Default. Any one of the following shall constitute an Event of Default hereunder:

(a) Any of the Debtors fails to make a payment when due under any Note;

(b) Any of the Debtors fails to timely perform or observe any term, covenant or agreement contained in this Agreement or the CGSI 2-Year Term Note Purchase Agreement;

(c) Any representation or warranty made by any Debtor herein is false in any material respect on the date hereof;

(d) Any Debtor suspends the operation of its business (provided however that to the extent a Debtor presently acts as a holding company, then its business shall be deemed to constitute a holding company business and provided further that the cessation of active business by Nexvu is consented to), except to the extent that the suspension of such business would not have a material adverse effect upon the Company’s business as a whole;

(e) Any Debtor becomes the subject of state insolvency proceedings, or makes an assignment for the benefit of creditors; or a receiver, trustee, custodian or other similar official is appointed for, or takes possession of any substantial part of the property of any Debtor and such proceeding or appointed receiver, trustee, custodian or other appointment remains in place for 30 days following such action or appointment; or

(f) Any Debtor takes corporate action to authorize such organization to become the subject of proceedings under the United States Bankruptcy Code or the execution by any Debtor of a petition to become a debtor under the United States Bankruptcy Code or the filing of any involuntary petition against any Debtor under the United States Bankruptcy Code which remains undismissed for a period of 30 days; or the entry of an order for relief under the United States Bankruptcy Code against any Debtor.

(g) Whenever an Event of Default shall be existing hereunder, Servicer on behalf of Holders may exercise from time to time any rights and remedies available to any Holder under applicable law. Any notification of and intended disposition of any of the Collateral required by law shall be deemed reasonable if properly given at least twenty (20) days before such disposition. Any proceeds of any disposition by Servicer on behalf of the Holders of the Collateral may be applied by Servicer to the payment of expenses in connection with the Collateral, including reasonable attorneys' fees and legal expenses of Servicer, and any balance of such proceeds may be applied by Servicer toward the payment of the Notes, pro rata among the Holders in accordance with the Ownership Percentages (i.e., the relative outstanding principal amounts of the varying Notes).

Each Debtor hereby appoints Servicer its true and lawful attorney in fact, irrevocably, with full power after the occurrence of an Event of Default and with full power with respect to any proposed amendment to the CGSI 2-Year Term Note Purchase Agreement or any of the agreements contemplated therein, including but not limited to this Agreement: to: (i) act, require, demand, receive, compound and give acquittance for any and all monies and claims for monies due or to become due to such Debtor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any actions or institute any proceedings which Servicer may deem to be necessary or advisable in the premises, which appointment as attorney is coupled with an interest; (ii) execute such amendments to the CGSI 2-Year Term Note Purchase Agreement, any of the Notes (by way of form of Allonge or otherwise) or any of the agreements contemplated therein, including but not limited to this Agreement, provided such proposed amendment is approved by the Majority Holders; (iii) modify and/or release any or all of the Collateral securing the Obligations; and (iv) execute such forms of Subordination Agreement, waivers, consents and other agreements or documentation required by the Senior Lender or any other lender to any of the Debtors as a condition precedent to its extension or continued extension of credit to any of the Debtors.

6. Specific Rights and Obligations of Servicer.

(a) Appointment of Servicer. Holders appoint Servicer to act as their attorney in fact to take all actions to enforce the rights of the Holders under the Notes and pursuant to this Agreement, including, without limitation, the institution of and prosecution of lawsuits and taking all other actions relating to the enforcement of the Holders’ rights. Servicer shall maintain a list of Holders outstanding from time, which Servicer shall append hereto in counterpart as Exhibit A.

(b) Default Under Notes and Amendments. Upon Servicer’s receipt of: (i) a notice from a Holder (which may be an Affiliate of Servicer) or from Company that Company or any of the other Debtors has defaulted in its obligations under any of the Notes or this Agreement, which default is not timely cured, or (ii) any request by any of the Debtors to amend the CGSI 2-Year Term Note Purchase Agreement or any of the agreements contemplated therein, including but not limited to this Agreement, then the Servicer shall promptly send written notice to each of the Holders of the Notes which describes the nature of the default or the proposed amendment(s). Such notice shall also include one or more possible courses of action to be pursued in connection with such default or proposed amendment(s), which action may include but not be limited to any of the following: (i) extension of due date and/or payment date with respect to the Notes; (ii) release of some or all of the Collateral; (iii) subordination of Notes; (iv) other modifications to Notes’ terms; (v) conversion of Notes to equity; or (vi) increase the amount of maximum amount of loans to be funded pursuant to the CGSI 2-Year Term Note Purchase Agreement. The Servicer shall take the action which is approved in writing by the Majority Holders; provided, however: (i) the Servicer need not take any proposed action unless it receives from the Holders a sufficient advance payment (pro rata based on the principal balance of outstanding Notes) against prospective fees to render it comfortable in undertaking such action. Should any Holder not pay the Holder’s proportionate share of any Servicer fee assessment, then such Holder shall nonetheless be liable therefor (on a nonrecourse basis, to the extent of the value of the Holder’s Note) and further directs the Company and Servicer to deduct and pay over to the Servicer, together with interest at twelve percent (12%) per annum, such amount from the next proceeds payable to such Holder with respect to the Holder’s Note; and (ii) the Servicer may take such action as Servicer deems necessary and proper prior to receipt of the consent of the Majority Holders if Servicer in good faith believes that the necessary action must be taken on an emergency basis to protect the interests of the Holders and that the Servicer will be unable to obtain the requisite consent on a timely basis necessary to enable it to act in the best interests of the Holders.

(c) Compensation of a Servicer. In consideration for performing its duties under this Agreement, the Company agrees to pay Servicer in the case of a default, a fee equal to Servicer’s employees’ or independent contractors’ regular hourly rates which Servicer may charge for services plus reimbursement for all out-of-pocket costs including fees and expenses of attorneys and other associated professionals as may be retained by Servicer for purposes of providing its services. The Holders direct the Company and Servicer to deduct and pay over to Servicer and its associated service providers any amounts payable by the Holders from the first proceeds otherwise payable to each Holder to the extent such Holder has not advanced his pro rata share thereof to Servicer.

(d) Written Direction Upon Majority Holders. In carrying out its duties under this Agreement, the Servicer shall abide by the direction of the Majority Holders and not in number of the Holders. Unless the direction from the Majority Holders indicates otherwise, a direction to the Servicer to enforce the rights of the Holders under the Notes or this Agreement shall authorize the Servicer to pursue, or elect not to pursue, one or more remedies as the Servicer, in its sole discretion, shall determine. The Holders acknowledge that the Servicer’s affiliates may hold a majority-in-interest of the Notes individually or in concert with a minority of the remaining Holders, which may provide Servicer the ability to determine the cause of action in question. The parties further acknowledge that any net proceeds after costs and expenses that are realized with respect to collection of the Notes shall be allocated pro rata among all Holders based upon the outstanding sums due to them from time to time with respect to the Notes.

(e) Voting. Except as expressly set forth above, all actions and votes of the Holders required or permitted under the terms of this Agreement or the Notes shall be conducted pursuant to either written consent by the Majority Holders or a vote per the following terms and provisions:

(i) The Holder of each Note shall have the right to cast the number of votes determined by dividing the outstanding principal balance of the Note of such Holder by 1,000.

(ii) All votes of the Holders shall be valid if in writing and signed by Holders constituting Majority Holders. In connection with each vote (where written consent is not sought by Servicer), the Servicer shall provide each Holder the following:

(1) a ballot providing for each Holder to cast the Holders’ number of votes for or against each matter being voted upon;

(2) a statement that each Holder’s ballot must be received by the Servicer within fifteen (15) days from the date on which such ballots are deposited in the United States mail, postage prepaid, or otherwise delivered to the Holders (which delivery may include by email transmission to the last known email address of the Holder); and

(3) an envelope self-addressed to the Servicer (in the event the ballot is being provided other than pursuant to email).

(iii) All ballots must be returned to the Servicer not later than the date indicated above. Ballots received after such fifteen (15) day period shall be considered void.

(iv) No later than ten (10) days after the date indicated on the ballot pursuant to Section 6(e)(ii(2) above the Servicer shall count the votes. All votes returned or received after the fifteen (15) day period shall not be counted. The Servicer shall, within ten (10) days after tallying the votes, notify the Holders of the outcome of said vote by written notice. Notwithstanding the foregoing, if holders of a Majority-in-Interest of the Holders’ Notes approve a proposed course of action, the Servicer may take such action immediately and need not wait until subsequent votes are tallied.

(v) Should a deadline fall on a weekend or holiday, the applicable time period shall be extended to the end of the next business day.

7. Amendment to Notes, Security Agreement. In addition to the enforcement actions referenced above, each Holder agrees that either the Servicer (subject to due authorization as set forth above) or the Majority Holders of the Notes shall have the right to act on behalf of each Holder:

(a) to modify the terms of all the Notes, which modifications include but are not limited to extension of the due date of the Notes, modification of the interest called for thereunder or the conversion to equity of the Notes or any portion thereof;

(b) to modify the term of the this Agreement, including coverage and for release of the Collateral therefor or modify the terms of the Purchase Agreement; and

(c) to enter into such forms of subordination agreement or standstill agreement as the Servicer deems necessary and proper. By execution of this Agreement, each Holder grants to Servicer and its officers (each an “Attorney”) an irrevocable power of attorney to execute in such Holder’s name, place and stead any document said Attorney deems necessary and proper to carry out the purpose or intent of this Agreement or any actions contemplated hereunder, including but not limited to each of :

(i) any future amendments to the Notes, this Agreement or the CGSI 2-Year Term Note Purchase Agreement or any other agreement contemplated thereunder;

(ii) any intercreditor agreement or Subordination Agreement they deem necessary and proper;

(iii) any amendments to any of the foregoing;

(iv) such form of UCC-3 amendment or termination to financing statement and such form of comparable document or notice filing and such form of debenture as necessary to perfect the Holder’s security interest in the Collateral to the extent applicable to a Debtor (including such forms of documents necessary to perfect the collateral interests of the Holders in the assets of Magenta in the UK); and

(v) any release or modification of the Collateral.

8. Notices. All notices required or permitted to be given hereunder shall be given in writing and may be delivered personally to the person to whom it is authorized to be given, or sent by registered, certified or first class mail, postage paid, addressed as follows (or such other address as the party entitled to notice shall provide to the other parties hereto from time to time):

To any Debtor:	c/o Capital Growth Systems, Inc. Attention: Patrick Shutt, CEO 125 S. Wacker, Suite 300 Chicago, Illinois 60606
with a copy to
Shefsky & Froelich, Ltd. Attn. Mitchell D. Goldsmith 111 E. Wacker #2800 Chicago, Ill. 60601

To Servicer	Aequitas Capital Management, Inc.
5300 Meadows Road, Suite 400
Lake Oswego, Oregon 97035

To each Holder:	At the address of record in the Company’s offices.

9. Indemnification of Servicer; Conflicts of Interest. Holders acknowledge that Servicer is acting as their agent and attorney in fact as set forth above and each agrees to indemnify, hold harmless and defend Servicer, its officers, directors, employees, agents, attorneys, subcontractors and assigns, as well as Prior Servicer and any Successor Servicer (collectively, the “Indemnitees) against all claims, actions, damages and expenses of any kind arising out of or in connection with his, her or its actions taken under this Agreement, or services taken with respect to this Agreement or reasonably believed to be in the scope of the Indemnitee’s authority, provided that the Indemnitee in question has not acted with willful misconduct or fraud in connection with its actions.

10. Successors. Should Servicer wish to resign from its responsibilities hereunder, it may do so upon delivery of fifteen (15) days’ prior notice to the parties hereto; in such event or should the Holders seek to elect a new party to assume Servicer’s obligations hereunder, they may do so upon approval in writing of the Majority Holders and delivery of notice to Servicer and to the Company, which shall promptly disseminate said notice to the other parties hereto.

11. Removal. The Majority Holders may remove the Servicer and/or replace the Servicer with a Substitute Servicer. Any such removal shall be effective only after ten (10) days’ prior written notice is provided to Servicer that the removal has been approved (or such shorter period of time as is mutually agreed by Servicer and the Holders).

12. General.

(a) Debtors agree to pay all expenses (including reasonable attorneys' fees and legal expenses) paid or incurred by Servicer on behalf of the Holders in endeavoring to collect the Notes, and in enforcing this Agreement. No delay on the part of Servicer on behalf of the Holders in the exercise of any rights or remedies shall operate as a waiver thereof, and no single or partial exercise by Holder of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

(b) This Agreement shall remain in full force and effect until the payment in full of the Notes or the conversion of the Notes into equity in the sole discretion of the Holder of each Note. This Agreement has been delivered at Chicago, Illinois, and shall be construed in accordance with and governed by the internal laws of the State of Illinois. Any dispute with respect to this Agreement shall be litigated in the state or federal courts situated in Cook County, Illinois to which jurisdiction and venue all parties consent, and shall be adjudicated by bench trial, with all parties waiving their right to trial by jury. The rights and privileges of Holder hereunder shall inure to the benefit of their respective successors and assigns.

(c) This Agreement contains the entire agreement among the parties hereto with respect to the matters set forth herein. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

(d) This Agreement may be executed in any number of counterparts and by the different parties hereto and on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement.

(e) The Company shall reimburse the Servicer for its reasonable costs, including attorneys’ fees, in connection with the documentation, review and negotiation of this Transaction, including costs for the formation of the Holder as a limited liability company.

13. Counsel. THE PARTIES ACKNOWLEDGE AND AGREE THAT SHEFSKY & FROELICH (“S&F”) IS ACTING SOLELY IN ITS CAPACITY AS COUNSEL FOR DEBTORS WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREIN AND NOT ON BEHALF OF ANY HOLDER OR SERVICER. THE TERMS OF SECTION 8.7 OF THE CGSI TERM NOTE PURCHASE AGREEMENT REGARDING CONFLICTS OF INTEREST ARE INCORPORATED BY REFERENCE HEREIN AND MADE A PART HEREOF AS IF FULLY REWRITTEN.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and the year first above written.

DEBTORS:	HOLDER (executing other than per power of
attorney):
Capital Growth Systems, Inc.

[Print Name]
By:
Its:	By:
Its:

20/20 Technologies, Inc.	Principal Amount of Note: $
20/20 Technologies I, LLC
Magenta netLogic, Limited
Frontrunner Network Systems Corp.	HOLDERS LISTED ON EXHIBIT A
CentrePath, Inc.	(pursuant to Power of Attorney in favor of the
Global Capacity Group, Inc.	undersigned on behalf of all such Holders):
20/20 Technologies, Inc.

By:
By:	Its:
[Signature](1)

SERVICER: AEQUITAS CAPITAL MANAGEMENT, INC.
PRIOR SERVICER:
By:_________________________________
CGSI Term Note Servicer, Inc.	Its:_________________________________

By:
Its:

_________________
(1)	Authorized Signatory on behalf of each of the Debtors.

EXHIBIT B

CGSI 2-Year Term Note Purchase Agreement Lenders
Lender	Address	Principal Amount of Note
David Lies	1210 Sheridan Road Wilmette, IL 60091	$3,453,654.40
Thomas G. Hudson	60 Gideons Point Road Tonka Bay, MN 55331	504,164.40
Balkin Family Limited Partnership	c/o Magnetar Capital Attention:Michael Balkin 1603 Orrington Avenue - Suite 990 Evanston, IL 60201	829,389.51
Michael McGowan	214 San Rafael Avenue Belvedere, CA 94920	600,000.00
Aequitas Hybrid Fund, LLC	5300 Meadows Road - Suite 400 Lake Oswego, OR 97035	500,000.00
Patrick Terrell	19472 Bounty Lake Court Bend, OR 97702	500,000.00
Jason W. Waterman	299 B Mallard Point Barrington, IL 60010	100,000.00
Sara Mellon	c/o George Mellon 51 West Jackson Street Joliet, IL 60432	50,000.00
Balkin Family Limited Partnership	c/o Magnetar Capital Attention:Michael Balkin 1603 Orrington Avenue - Suite 990 Evanston, IL 60201	250,000.00
David Lies	1210 Sheridan Road Wilmette, IL 60091	250,000.00
Richard A. Levy	1258 Linden Avenue Highland Park, IL 60035	100,000.00
Richard L. Chambers	246 Oak Knoll Road Barrington, IL 60010	25,000.00
Richard L. Chambers	246 Oak Knoll Road Barrington, IL 60010	50,000.00
Mark D. Moran	4760 East Michigan Avenue Au Gres, MI 48703	100,000.00

	Total:	$7,312,208.31